SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a) of
                        the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
    Confidential, for Use of the Commission Only (as permitted by Rule 14-6 (e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            GLOBAL INDUSTRIES, LTD

               (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fees required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

    2)  Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

    4)  Proposed maximum aggregate value of transaction:

    5)  Total Fee paid:


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statment number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

    2)  Form, Schedule or Registration Statment No.:

    3)  Filing Party:

    4)  Date Filed:





                                    {LOGO}

                            GLOBAL INDUSTRIES, LTD.
                               8000 Global Drive
                           Carlyss, Louisiana 70665

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 17, 2000

Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Global Industries, Ltd. on Wednesday, May 17,
2000.  The meeting will be held at The Houstonian Hotel &
Conference Center, 111 North Post Oak Lane, Houston, Texas at
10:00 a.m., local time.

     As set forth in the accompanying Proxy Statement, the meeting will be held for the following purposes:

     1. To elect five directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 31, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the 2000 Annual Meeting or any adjournment thereof. A list of shareholders will be available for examination at the Annual Meeting and at the office of the Company for the ten days prior to the Annual Meeting.

                                  By Order of the Board of Directors

                                  [sign. cert]

                                  Peter S. Atkinson
                                  Vice President

Carlyss, Louisiana
April 12, 2000



     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.




                     GLOBAL INDUSTRIES, LTD.
                        8000 Global Drive
                    Carlyss, Louisiana 70665



     PROXY STATEMENT FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

                    To be held on May 17, 2000

     This Proxy Statement and the accompanying proxy card are being furnished to the shareholders of Global Industries, Ltd., a Louisiana corporation (the "Company" or "Global"), in connection with the solicitation by and on behalf of the Board of Directors of the Company of proxies for use at the 2000 Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held on Wednesday, May 17, 2000, at 10:00 a.m., local time, at The Houstonian Hotel & Conference Center, 111 Post Oak Lane, Houston, Texas, and any adjournment thereof. This Proxy Statement and the accompanying proxy card are being first mailed to shareholders on or about
April 12, 2000.

     The execution and return of the enclosed proxy will not affect in any way a shareholder's right to attend the Annual Meeting. Furthermore, a shareholder may revoke his or her proxy at any time before it is exercised (a) by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or (b) by appearing and voting in person at the Annual Meeting. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted FOR the election of the five nominees to the Board of Directors of the Company listed below.

     On March 31, 2000, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 91,459,657 shares of Common Stock. The holders of Common Stock are entitled to one vote per share. The Common Stock is the only class of voting securities outstanding. The presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares is necessary to constitute a quorum.


                      ELECTION OF DIRECTORS

     Pursuant to the Company's bylaws, the Board of Directors currently consists of five positions. Five Directors will be elected at the Annual Meeting to serve until the next annual meeting and until their successors are elected and qualified. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect each director. Accordingly, under Louisiana law, the Company's Amended and Restated Articles of Incorporation and bylaws, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the particular item) are not counted and have no effect on the election of directors. Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote in favor of the nominees listed below. Each of the nominees is currently a director of the Company and was recommended by the Nominations Committee of the Board of Directors and nominated by the Board of Directors. Although the Company has no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board of Directors.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED BELOW.

     Set forth below are the name and certain information regarding each of the five nominees for election as a director:

     William J. Dore', 57, is the Company's founder and has been Chairman of the Board of Directors, President and Chief Executive Officer since 1973. Mr. Dore' has over 25 years of experience in the diving and marine construction industry and is a past President of the Association of Diving Contractors. He received an M.Ed. degree from McNeese State in 1966. Mr. Dore' is currently a member of the Board of Directors of Noble Drilling Corporation and of the executive committee of the Board of Directors of the National Ocean Industries Association.

     James C. Day, 57, joined the Board of Directors of the Company in February 1993. Mr. Day has been Chairman of the Board of Directors, since October 1992, and Chief Executive Officer, since January 1984, of Noble Drilling Corporation, a Houston, Texas based offshore drilling contractor. He previously also served as President of Noble Drilling. He has held executive positions with the International Association of Drilling Contractors, the National Ocean Industries Association, and the Independent Petroleum Association of America. Mr. Day received a BS degree in Business Administration from Phillips University.

     Edward P. Djerejian, 61, joined the Board of Directors of the Company in February 1996. Since August 1994, Mr. Djerejian has been the Director of the James A. Baker II Institute of Public Policy at Rice University. A former United States Ambassador, he served as U.S. Ambassador to Israel in 1994.
During his more than thirty years in the United States Foreign Service, Mr. Djerejian served as U.S. Ambassador to the Syrian Arab Republic, and as Assistant Secretary of State for Near Eastern Affairs under Presidents Bush and Clinton. He received the Department of State's Distinguished Service Award in 1993 and the President's Distinguished Service Award in 1994. Mr. Djerejian is a graduate of the School of Foreign Service at Georgetown University and serves on the Board of Directors of Occidental Petroleum Corporation.

     Edgar G. Hotard, 56, joined the Board of Directors in May 1999. Mr. Hotard retired as President and Chief Operating Officer of Praxair, Inc. in January 1999 where he was first elected President in 1990. He is a director and a member of the Executive Committee of the Board of the United States/China Business Council. Mr. Hotard also was formerly Chairman of the Board of the Compressed Gas Association and President of the International Oxygen Manufacturers Association. He received a BS degree in Mechanical Engineering from Northwestern University. Mr. Hotard serves on the Board of Directors for Dexter Corp., Windsor Locks, CT and is the Chairman of Surface Logix, Inc. Mr. Hotard is currently employed as an independent consultant.

     Michael J. Pollock, 53, joined the Board of Directors of the Company in 1992. Mr. Pollock retired from the Company in February 1998. He was employed by the Company for eight years, most recently as Vice President, Chief Financial Officer and Treasurer. From September 1990 to December 1992, Mr. Pollock was Treasurer and Chief Financial Officer of the Company and was Vice President, Chief Administrative Officer from December 1992 until April 1996. He received a BS degree from the University of Louisiana - Lafayette in 1967. Mr. Pollock is a certified public accountant and a certified internal auditor.


                     DIRECTORS AND COMMITTEES

Attendance and Fees

     The Company's Board of Directors held six meetings during 1999. Each incumbent director attended more than 75% of the Board of Directors meetings and 100% of the committee meetings on which he served during that period.

     All non-employee directors of the Company are entitled to receive an annual retainer of $40,000, paid semiannually, and are reimbursed for ordinary and necessary expenses incurred in attending Board or committee meetings. During 1999, each non-employee director received a $750 meeting fee for each Board meeting and committee meeting attended. Effective in 2000, the meeting fee has been increased to $1,000 per meeting attended and $500 for telephonic meetings. In addition, the chairman of each Board committee, who holds the position for a full year, is entitled to receive a $3,000 stipend.

     Under the Global Industries, Ltd. Non-Employee Directors Compensation Plan (the "Directors Compensation Plan"), each non-employee director may elect to defer receipt of all or part of his annual retainer and meeting fees. Each non-employee director may elect to have deferred fees (i) credited based on stock units which have the same value as the Company's Common Stock and increase and decrease in value to the full extent of any increase or decrease in the value of the Common Stock or (ii) credited with interest equivalents based on the prime rate of interest as published in The Wall Street Journal on the last day of each quarter. Also, each non-employee director may elect to receive up to $20,000 of his or her annual retainer and meeting fees in shares of the Company's Common Stock. Each non-employee director must elect to receive at least $20,000 of their retainer and meeting fees in Common Stock or stock units. Under the Directors Compensation Plan, 25,000 shares of Common Stock were available for issue to non-employee directors. During 1999, the directors had stock units credited to their account under the Directors Compensation Plan as follows: Mr. Pollock - 5,554 stock units, Mr. Day - 5,375 stock units, and Mr. Hotard - 3,270 stock units. Mr. Djerejian was issued 2,706 shares of Common Stock under his 1999 payment election.

     During 1999, the Company paid $125,148 and $156,193 for consulting services to Mr. Pollock and Mr. Hotard, respectively. Messrs. Pollock and Hotard assisted the Company with various special projects and were paid on an hourly/fixed basis and a daily basis for their services, respectively.

Committees

     The Board of Directors has established the following standing committees:

     Audit Committee. The Audit Committee annually reviews and recommends to the full Board of Directors the firm to be engaged to audit the accounts of the Company and its subsidiaries. Additionally, the Audit Committee reviews with such independent auditor the plan and results of the auditing engagement and the scope and results of the Company's procedures for internal auditing, makes inquiries as to the adequacy of internal accounting controls, and considers the independence of the auditors. During fiscal 1999, the Audit Committee held four meetings. The Audit Committee is currently comprised of three directors: Mr. Day (Chairman), Mr. Hotard and Mr. Pollock.

     Compensation Committee. The Compensation Committee's responsibility is to approve the compensation arrangements for senior management of the Company, including establishment of salaries and bonuses and other compensation for executive officers of the Company; to approve any compensation plans in which officers and directors of the Company are eligible to participate and to administer such plans, including the granting of stock options or other benefits under any such plans; and to review significant issues that relate to changes in benefit plans. The Compensation Committee held two meetings during fiscal 1999. The Compensation Committee is currently comprised of three directors: Mr. Hotard (Chairman), Mr. Djerejian and Mr. Pollock.

     Finance Committee. The Finance Committee's responsibility is to review financing and refinancing proposals and is currently comprised of two Directors: Mr. Pollock (Chairman) and Mr.
Djerejian.  During 1999, the Finance Committee held one meeting.

     Nominating Committee. The Nominating Committee's primary responsibility is to recruit and recommend candidates for election to the Board of Directors. This committee had no meetings during 1999 and is currently comprised of two Directors:
Mr. Day (Chairman) and Mr. Hotard.

Compensation Committee Interlocks and Insider Participation

     William J. Dore', the Company's Chairman of the Board, President and Chief Executive Officer is a director and member of the Compensation Committee of Noble Drilling Corporation whose Chairman of the Board and Chief Executive Officer, James C. Day, is a director of the Company.

Certain Transactions

     The Company leases an office building and adjacent land on which it has built a training facility in Lafayette, Louisiana from William J. Dore', the Chairman of the Board, President and Chief Executive Officer. The lease agreement with Mr. Dore' for the Lafayette office building and adjacent land currently provides for aggregate monthly lease payments of $3,917 and expires on December 31, 2001. The Company made aggregate lease payments to Mr. Dore' under these lease agreements of $47,004 during 1999.


                        SECURITY OWNERSHIP

Stock Ownership of Directors and Executive Officers

     The table below sets forth the ownership of the Company's Common Stock, as of March 10, 2000, by (i) each of the Company's directors, (ii) each executive officer named in the Summary Compensation Table included under "Compensation of Executive Officers," (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting power and investment power over the shares beneficially held by them.


                                        Shares Owned Beneficially
                                        -------------------------
               Name                       Number        Percent
               ----                       ------        -------

William J. Dore' (1)(2                  28,375,094       31.0%
Peter S. Atkinson (2)                       22,500          *
James J. Dore' (2)                         182,673          *
Andrew L. Michel (2)                        51,633          *
George J. Friedel (2)                        7,600          *
James C. Day                                21,511          *
Edward P. Djerejian                          6,854          *
Edgar G. Hotard                              1,000          *
Michael J. Pollock                          13,810          *

All directors and executive
officers as a group (12 persons)        28,717,765       31.4%


*    Less than 1%
(1) Includes 989,225 shares held by the Company's Retirement Plan of which Mr. Dore' acts as Trustee. Mr. Dore' disclaims beneficial ownership of all of such shares except the 214,189 shares held by the Retirement Plan allocated to his account.
(2) Includes shares issued pursuant to restricted stock awards granted to Mr. William Dore' - 40,000 shares; Mr. Atkinson - 15,500 shares; Mr. Friedel - 2,000 shares; and all executive officers as a group - 84,500; shares allocated to such person's account in the Retirement Plan are as follows: Mr. James Dore' - 11,208 shares; Mr. Michel - 633 shares; and all directors and executives as a group - 989,225; and the shares issuable upon exercise of stock options exercisable within 60 days are as follows: Mr. William Dore' - 20,000 shares; Mr. Atkinson - 7,000 shares; Mr. James Dore' - 150,000 shares; Mr. Michel - 51,000 shares; Mr. Friedel - 5,600 shares; and all directors and executive officers as a group - 259,200 shares.


Stock Ownership of Certain Beneficial Owners

     The following, to Global's knowledge, is the only beneficial owner of 5% or more of the outstanding Common Stock except as shown in the table above.


Name and Address            Number of Shares
of Beneficial Owner         Common Stock (1)      Percent of Class
-----------------------     -----------------     ----------------
Massachusetts Financial        10,555,665               11.6%
 Services Company
500 Boylston Street
Boston, MA  02116


(1)  Based solely on information furnished in Schedule 13G dated
     February 18, 2000 filed with the SEC by such person.
     Includes 8,650,365 shares of Common Stock with sole voting and investment power.



                      COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash compensation paid or accrued for services rendered in all capacities to the Company during the last three fiscal periods to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers who earned more than $100,000 in salary and bonus in the year ended December 31, 1999 (the "Named Executives").





                      Annual Compensation            Long Term Compensation
                -------------------------------  ------------------------------
                                         Other       Re-                  All
                                         Annual   stricted  Securities  Other
Name and          Year                   Compen-   Stock    Underlying  Compen-
Principal        Ending  Salary   Bonus  sation    Awards    Options    sation
Position          (1)      ($)    ($)(2)  ($)(3)    ($)(4)       (#)     ($)(5)
-------------  --------  ------- ------- -------  --------- ----------  -------
William J.     12/31/99  282,500    --    27,204   452,500    200,000     3,050
 Dore'         12/31/98  270,417    --    55,348        --    100,000    15,076
  Chairman of   3/31/98  275,000    --    34,741        --         --    14,623
  the Board,
  President
  and Chief
  Executive
  Officer

Peter S.       12/31/99  139,875  10,000  31,757   150,781     60,000     1,518
 Atkinson      12/31/98   36,474  10,000   4,255    33,700     25,000       122
  Vice Presi-   3/31/98       --      --      --        --         --        --
  dent and
  Chief
  Financial
  Officer

James J.       12/31/99  129,094      --   5,400        --     10,000     2,192
 Dore'         12/31/98  115,996  27,666   5,400        --     20,000     8,958
  Vice Presi-   3/31/98   99,075  19,334   6,525        --         --     8,812
  dent, Diving
  and Special
  Services

Andrew L.      12/31/99  110,000      --   5,400        --     10,000     2,398
 Michel (6)    12/31/98  107,250   1,000  30,410        --      5,000     9,907
  Vice Presi-   3/31/98  110,000   1,000  20,537        --         --    10,653
  dent, of
  Advanced
  Technologies
  and Business
  Development

George J.      12/31/99  107,232      --   2,013        --      8,000     1,116
 Friedel       12/31/98   71,598  20,000      --    43,125     10,000        78
  Vice Presi-   3/31/98       --      --      --        --         --        --
  dent, Gulf
  of Mexico


(1) Effective December 31, 1998, the Company changed its fiscal year end to December 31 of each year. The annual compensation amounts presented are for the twelve-month periods ended December 31, 1999, December 31, 1998 and March 31, 1998. Thus, salaries and certain other compensation for the period from January 1, 1998 to March 31, 1998 are included in the twelve-month period ended December 31, 1998, and the twelve-month period ended March 31, 1998.
(2) Includes amounts awarded under the Company's Performance Bonus Plan adopted in 1998 pursuant to which performance awards granted in 1998 are paid in three annual installments with the first being paid at the time of award. Under this plan, Mr. James Dore' received an award of $40,000, during the twelve month period ended March 31, 1998 of which 1/3 was paid during the year ended March 31, 1998, 1/3 was paid during the nine months ended December 31, 1998, and 1/3 was paid in February 2000.
(3) Amounts shown include the following: (i) Mr. William Dore' for all years presented, primarily represents expenditures paid or incurred by the Company for Mr. Dore's personal account which were not reimbursed and were included in his income for tax purposes; (ii) Mr. Atkinson for the twelve months ended December 31, 1999 and December 31, 1998: relocation bonus, living allowance, and/or moving expenses - $26,357 and $2,500, respectively; auto allowance - $5,400 and $1,755, respectively; (iii) Mr. Jim Dore' for the twelve months ended December 31, 1999, December 31, 1998 and March 31, 1998: automobile allowance and/or value of personal use of Company automobile - $5,400, $5,400, and $5,400, respectively; (iv) Mr. Michel for the twelve months ended December 31, 1999, December 31, 1998 and March 31, 1998: relocation bonus, living allowance, and /or moving expenses - $0, $25,010, and $15,137, respectively; automobile allowance and/or value of personal use of Company automobile - $5,400, $5,400, and $5,400, respectively; (v) Mr. Friedel for the twelve months ended December 31, 1999: relocation bonus, living allowance, and/or moving expense - $1,000; automobile allowance and/or value of personal use of Company automobile
     - $1,013.
(4) Based on the closing price of the Company's Common Stock on the date of grant. On December 31, 1999 the aggregate number of restricted shares held by Messrs. William Dore', Atkinson, James Dore', Michel and Friedel, was 40,000, 15,500, 0, 0, and 2,000, respectively, and the aggregate value of such shares held by each based upon the $8.625 market value on December 31, 1999, was $345,000, $133,688, $0, $0, and
     $17,250, respectively. The Company does not currently pay dividends on Common Stock; however, it would pay dividends on the restricted stock should its dividend policy change.
(5) For each year, includes the aggregate value of contributions and allocations to the Company's Profit Sharing and Retirement Plan, matching Company contributions to the Company's 401 (k) plan, and the value of term life insurance coverage provided. During the twelve months ended December 31, 1999: (i) contributions and allocations to the Company's Profit Sharing and Retirement Plan were: Mr. William Dore' - $993; Mr. Michel - $858; and Mr. James Dore' - $916; (ii) matching contributions to the Company's 401 (k) plan were:
     Mr. Atkinson, Mr. James Dore', Mr. Michel, Mr. Friedel - $1,000 each; (iii) the value of term life insurance coverage provided was: Mr. William Dore' - $2,057; Mr. Atkinson - $518; Mr. James Dore' - $276; Mr. Michel - $340; and Mr. Friedel - $116.
(6) As part of the Company's acquisition of ROV Technologies, Inc. in November 1995, the Company entered into an agreement with Mr. Michel that provides that the Company will employ Mr. Michel until November 2002. The agreement provides for a base salary of at least $110,000 per year, and other benefits generally in accordance with the Company policies.


     The following table contains information concerning grants of stock options under the Company's Stock Option Plans to the Named Executives during 1999.

                          Option Grants During the Last Fiscal Year

                           Individual Grants
          ---------------------------------------------------
                     % of Total                                  Potential Realizable Value
                       Options     Fair   Exercise                at Assumed Annual Rate of
                    Granted to    Market    Price                  Stock Price Appreciation
                     Employees   Value on    Per                    for Option Term ($)(2)
           Options   in Fiscal   date of    Share  Expiration  ------------------------------
Name      Granted(1)    Year     Grant($)    ($)      Date        0%        5%         10%
--------- ---------- ----------- -------- -------- ----------- -------- ---------- ----------
William     200,000    21.6%      12.0625  12.0625  8/18/2009     --     1,517,208  3,844,904
 J. Dore'
Peter S.     10,000     1.1%       8.5000   8.5000  3/18/2009     --        53,456    135,468
 Atkinson    50,000     5.4%      12.0625  12.0625  8/18/2009     --       379,302    961,226
James J.     10,000     1.1%       8.5000   8.5000  3/18/2009     --        53,456    135,468
 Dore'
Andrew L.    10,000     1.1%       8.5000   8.5000  3/18/2009     --        53,456    135,468
 Michel
George        8,000     0.9%       8.5000   8.5000  3/18/2009     --        42,765    108,374
 Friedel


(1)  All options vest 20% on each anniversary of the date of grant.
(2) The potential realizable value reflects price appreciation over the option exercise price.


     The table below sets forth the aggregate option exercises during the year ended December 31, 1999 and the value of outstanding options at December 31, 1999 held by the Named
Executives.

           Aggregated Option Exercises During Fiscal 1999 and Option Values at Period End

                                       Number of
                                       Securities       Value of
                                       Underlying      Unexercised
                                       Unexercised     In-the-Money
                                        Options at      Options at
                                       Period End(#)  Period End($)(*)
              Shares                  --------------  ----------------
            Acquired on     Value     Exercisable/      Exercisable/
            Exercise(#)  Realized($)  Unexercisable     Unexercisable
----------  -----------  -----------  --------------  ----------------
William J.       --           --      20,000/280,000          --/--
 Dore'
Peter S.         --           --        5,000/80,000      9,118/37,724
 Atkinson
James J.         --           --      148,000/26,000    981,508/16,250
 Dore'
George J.        --           --        2,000/36,000      1,875/23,500
 Friedel
Andrew L.        --           --       49,000/38,000   264,937/137,000
 Michel


(*) Based on the difference between the closing sale price of the Common Stock of $8.625 on December 31, 1999, and the exercise price.


     The Company's 1992 Stock Option Plan and the 1998 Equity Incentive Plan (the "Option Plans") provide that, upon a change of control, the Compensation Committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash in accordance with the Option Plans, adjust the outstanding options as appropriate to reflect such change of control, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. The Option Plans provide that a change of control occurs if any person, entity or group (other than William J. Dore' and his affiliates) acquires or gains ownership or control of more than 50% of the outstanding Common Stock or, if after certain enumerated transactions, the persons who were directors before such transaction cease to constitute a majority of the Board of Directors.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors administers the Company's executive compensation. The Compensation Committee's responsibility is to set the compensation philosophy for the Company's executive officers, to approve and administer the Company's incentive and benefit plans, to monitor the performance and compensation of executive officers and other key employees and to set compensation and make awards under the Company's incentive plans that are consistent with the Company's compensation philosophy and the performance of the Company and its executive officers. The Compensation Committee believes that shareholders are best served when the compensation structure for executive officers focuses them on building long-term shareholder value while not neglecting current earnings. Total compensation for the Company's Chief Executive Officer is based upon the same factors and determined in the same way as the Company's other executive officers.

     The Company's executive compensation program consists of three principal elements: (1) base salary, (2) potential for annual incentive compensation awards, which provide for cash bonuses based on overall Company performance as well as individual performance, and (3) opportunities to earn long-term stock-based awards which provide long-term incentives that are intended to encourage the achievement of superior results over time and to align the interests of executive officers with those of shareholders. The annual incentive compensation awards and long-term stock-based awards constitute the performance-based portion of total compensation.

     The compensation program is structured to provide senior management with a total compensation package that, at expected levels of performance, is competitive with those provided to executives who hold comparable positions or have similar qualifications in other similarly situated organizations. Peer companies are specifically utilized by the Compensation Committee in evaluating compensation levels of the Named Executives; however, the Compensation Committee also receives advice from time to time regarding compensation levels from Towers Perrin, an outside compensation consulting firm, which utilizes a number of other sources, including information from other companies.

     Base Salary Program. The Compensation Committee establishes base salary levels of the Chief Executive Officer and other executive officers after review of salary survey data of other companies in the oil field service industry having annual sales or revenues generally similar in size to the Company, with particular emphasis given to those other companies in the same geographic area as the Company. By reviewing the salary data of such other companies from time to time, the Compensation Committee intends to try to ensure that the base salaries established by the Compensation Committee are generally within the range of base salaries paid by the other companies. The base salaries established for each executive officer also takes into account the executive's particular experience and level of responsibility.

     Base salaries of the executive officers are reviewed annually, with adjustments made based on any updated salary data, increases in the cost of living, job performance of the executive officer over time, the expansion of duties and responsibilities, if any, of the executive officer and general market salary levels. No specific weight or emphasis is placed on any one of these factors. The temporary salary reduction program instituted in 1998 was recended in 1999 and the base salaries of the executive officers, including the Chief Executive Officer, were reinstated to their previous levels. In 1999, the Compensation Committee did not increase the base salary of the Chief Executive Officer, Mr. William Dore'. The Compensation Committee did increase the base salary of the other Named Executives by amounts ranging from 15% to 40%.

     Short Term Incentive Compensation. Annual incentive compensation awards enable the Named Executives and other key employees of the Company to earn annual cash bonuses, based upon the Company's financial results meeting or exceeding budget as well as individual performance. The Company's short-term incentive plan is designed to provide a total cash compensation package that at expected levels of performance approximate the 50th percentile for peer group companies. Considering the Company's performance relative to the budget, the Compensation Committee recommends incentive compensation awards and contributions to the Company's defined contribution profit sharing retirement plan. During 1999, the Chief Executive and other named Executives did not receive an incentive award. During 1998, the Chief Executive Officer did not receive a incentive compensation award but the other Named Executives received awards aggregating $2,000 (less than 1% of their compensation). During the year ended March 31, 1998, the Company adopted a Performance Bonus Plan to provide for awards to key employees, including executive officers. The performance bonus awards are paid in three equal installments, with the first installment paid at the time of the award. The Chief Executive Officer did not receive a performance bonus award in the year ended March 31, 1998 and the other Named Executives received total awards of $40,000 of which one-third was paid in the year ended March 31, 1998, one-third was paid in the nine months ended December 31, 1998, and the final one-third was paid in February 2000. During 1999, the Chief Executive Officer received a profit sharing and retirement plan contribution of $933, and the other Named Executives received contributions totaling $3,268.

     Long-Term Incentive Compensation. The long-term incentive portion of the Company's executive compensation scheme is administered through the Company's Option Plans, each established by the Board of Directors of the Company to provide a means by which certain employees of the Company, including executive officers, could develop an economic interest, through ownership in the Company's Common Stock, in the financial success of the Company. After reviewing the stock option and restricted stock award position of each executive officer, the Compensation Committee makes awards to certain executive officers and other key employees, in order to enhance the recipients' desire to remain with the Company and devote their best efforts to its business by more closely aligning executives' and shareholders' long-term interests. During 1999, the Company granted 200,000 stock options and 40,000 restricted stock awards to the Chief Executive Officer, and granted a total of 88,000 options and 12,500 shares of restricted stock to the other Named Executives.

     Section 162(m). Section 162(m) of the Internal Revenue Code ("Section 162(m)"), enacted in 1993, imposes a limit of $1 million, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its chief executive officer and four other most highly compensated executive officers. None of the Company's executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While the Compensation Committee cannot predict with certainty how the Company's executive compensation might be affected in the future by the Section 162(m) or applicable tax regulations issued thereunder, the Compensation Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's executive compensation program as described in this report.


                                  Compensation Committee
                                  Edgar G. Hotard, Chairman
                                  Edward P. Djerejian
                                  Michael J. Pollock



                  COMPARATIVE STOCK PERFORMANCE

     The Performance Graph below compares the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of the Standard & Poor's 500 Index (the "S&P 500
Index") and a weighted index peer group of seven companies (the "Peer Group"). The Current Peer Group is comprised of Stolt Comex Seaway S.A., Noble Drilling Corporation, Cal Dive International (which replaced J. Ray McDermott, Inc. S. A.), Coflexip, S.A., Horizon Offshore, Oceaneering International, Inc., and Offshore Logistics, Inc. The original Peer Group is comprised of Stolt Comex Seaway S.A., Noble Drilling Corporation, J. Ray McDermott, Inc. S. A., Oceaneering International, Inc., and Offshore Logistics Inc. In 1999, the Company replaced J. Ray McDermott, Inc. S.A., (which ceased to be publicly traded on June 11, 1999) and added two new companies to its Peer Group. This change added additional depth to the Company's Peer Group and will result in a better reflection of industry trends. Cumulative total return is based on annual total return, which assumes reinvested dividends for the period shown in the Performance Graph and assumes that $100 was invested on March 31, 1995, in each of Global, the S&P
500 Index and the Peer Group. The Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group. The results shown in the graph below are not necessarily indicative of future performance.

                            [GRAPH]


                        March    March   March   March  December  December
                          31,     31,     31,     31,      31,       31,
                         1995    1996    1997    1998    1998(1)   1999(2)
                        ------  ------  ------  ------  --------  --------
Global Industries, Ltd.  $100    $190    $394    $759     $236      $340
S&P 500                  $100    $129    $151    $220     $246      $293
Peer Group               $100    $128    $180    $333     $162      $267
Original Peer Group      $100    $120    $158    $268     $132      $220


(1) Return for the period ended December 31, 1998 reflects a nine-month period that corresponds with the change in the Company's fiscal year end.
(2) Original Peer Group for December 31, 1999 reflects four securities: earlier time points include J. Ray McDermott Inc. S.A., which ceased public trading on June 11, 1999.



         SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholders' meetings and may also nominate persons to be directors, subject to the formal procedures that have been established.

Proposals for 2001 Annual Meeting

     Pursuant to rules promulgated by the Securities and Exchange Commission, any proposals of shareholders of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 2001 and included in the Company's proxy statement and form of proxy relating to that meeting, must be received at the Company's principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, no later than December 14, 2000. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     In addition to the Securities and Exchange Commission rules described in the preceding paragraph, the Company's bylaws provide that for business to be properly brought before any annual meeting of shareholders, it must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors, or(iii) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of the required notice described below, who shall be entitled to vote at such meeting and who complies with the following notice procedures. For business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before such Annual Meeting to the Secretary of the Company. To be timely for the 2001 Annual Meeting, a shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, on or before
February 16, 2001. A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (c) the class and number of shares of voting stock of the Company which are owned beneficially by the shareholder, (d) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting, and
(e) a description of any material interest of the shareholder in such business. A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

Nominations for 2001 Annual Meeting and for Any Special Meetings

     Pursuant to the Company's bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of shareholders only (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company who is a shareholder of record at the time of giving of the required notice described below, who shall be entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures. All nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to or mailed and received at the Company's principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, (i) with respect to an election to be held at the 2001 Annual Meeting of Shareholders on or before February 16, 2001, and (ii) with respect to any election to be held at a special meeting of shareholders, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. A shareholder's notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company's books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. In the event a person who is validly designated as a nominee for election as a director shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.


                           COMPLIANCE

     The Company believes, based upon a review of the forms and amendments furnished to it, that during the year ended December 31, 1999, the Company's directors and officers complied with the filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except that Mr. Djerejian, a director of the Company was late in filing his Annual Statement of Changes in Beneficial Ownership on Form 5.


        RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, independent public accountants, have been the principal independent auditors for the Company since October 1991. The Company expects that they will continue as the Company's principal independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.


                             GENERAL

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, special letter, telephone, telegram or otherwise. Brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record will be requested to forward solicitation materials to the beneficial owners thereof and will be reimbursed by the Company for their expenses. The Company has retained the services of American Stock Transfer & Trust Company to assist in the solicitation of proxies either in person or by mail, telephone or telegram, at an estimated cost of $17,000, plus expenses.


                   ANNUAL REPORT AND FORM 10-K

     The Company's Annual Report to Shareholders containing audited financial statements for the year ended December 31, 1999, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The Annual Report to Shareholders does not constitute a part of this proxy soliciting material.

     A copy of the Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained, without charge, by writing the Company, Global Industries, Ltd., 8000 Global Drive, Carlyss, Louisiana 70665, Attention: Investor
Relations.






                            (Front of Card)



PROXY                  GLOBAL INDUSTRIES, LTD.
                   Proxy for 2000 Annual Meeting

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints William J. Dore' and Peter
S. Atkinson, and each of them, with or without the other, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2000 Annual Meeting of Shareholders of Global Industries, Ltd. (the "Company"), to be held in Houston, Texas on May 17, 2000, at 10:00 a.m. (local time) and all adjournments and postponements thereof as follows:

     (1)  Election of Directors

          [ ]  FOR all nominees listed          [ ] WITHHOLD AUTHORITY
               below (except as marked              to vote for all
               to the contrary below).              nominees listed below.

          (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

          William J. Dore'         James C. Day         Edward P. Djerejian
          Edgar G. Hotard          Michael J. Pollock

     (2) In their discretion, upon any other business which may properly come before said meeting.

          [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                         (continued on reverse side)




                           (Back of Card)


     This Proxy will be voted as you specify on the reverse side hereof. If no specification is made, this Proxy will be voted with respect to item (1) FOR the nominees listed, and in accordance with the judgment of the persons voting the Proxy with respect to any other matters which may properly be presented at the meeting. Receipt of the Notice of the 2000 Annual Meeting and the related Proxy Statement is hereby acknowledged.


                             Dated:___________________________, 2000



                             _______________________________________
                                            Signature


                             _______________________________________
                                    Signature, if jointly held


                             Please sign your name exactly as it
                             appears hereon.  Joint owners must
                             each sign.  When signing as
                             attorney, executor, administrator,
                             trustee or guardian, please give
                             full title as it appears hereon.
                             If held by a corporation, please
                             sign in the full corporate name by
                             the president or other authorized
                             officer.


          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
               PROMPTLY USING THE ENCLOSED ENVELOPE.